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                                  EXHIBIT 10.1
















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THE HOME DEPOT       6300 Powers Ferry Rd.  Atlanta, Georgia 30339  404 952-5504
(LOGO)

April 17, 1985

Invemed Associates, Incorporated
375 Park Avenue
New York, New York  10022

Gentlemen:

The Home Depot, Inc. ("HDI") is a Delaware corporation having its principal offices in Atlanta, Georgia. The shares of HDI's five cent ($.05) par value common stock (the "Common Stock") are publicly traded by the New York Stock Exchange. The Board of Directors of HDI understands that Invemed Associates, Incorporated ("Invemed") is engaged in the investment banking and securities brokerage business, is a member of the New York Stock Exchange, and has extensive experience in and familiarity with financial and securities markets, securities and investments. The Board of Directors of HDI has determined that experienced advice and assistance to HDI in making its financing and securities related decisions would be beneficial to HDI.

In light of the foregoing and subject to the terms and conditions set forth in this letter agreement, HDI hereby retains Invemed to serve as Investment Banking Consultant to HDI.

     1. INVESTMENT BANKING CONSULTING SERVICES. Invemed shall use its staff and other facilities to monitor both the corporate and financial position of HDI and the activity of HDI Securities in the securities markets. Invemed shall, in light of such monitoring activities, report to the Board of Directors of HDI from time to time (but in no event less frequently then once each fiscal quarter) concerning the financial needs of HDI and proposed financial plans to meet such financial needs. Invemed shall make available to be present at each meeting of the Board of Directors of HDI, and at such other times as the Board of Directors or the Chief Executive Officer of HDI shall reasonably request, one or more experienced financial and securities advisory personnel of Invemed. Invemed's staff shall keep the Board of Directors and the Chief Financial Officer of HDI apprised, in writing, of such articles, research reports and other published materials as become available from time to time and are germane to the financial and securities positions of HDI. Invemed's staff also shall provide advice concerning economic factors and trends that may be relevant to HDI's plans for meeting its financial requirements.

     In the event that the Board of Directors of HDI determines to seek additional financing of any type, Invemed shall consult with the Board of Directors and advise the Board of Directors concerning the structuring of such financing, including advice as to whether such financing should include securities, the types of such securities, the amounts of securities, the timing of the offer and sale of such securities, the convertibility of such securities, if advisable, and other related factors.


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     In the event that the Board of Directors determines to borrow funds,
Invemed shall assist in identifying potential lenders and advise HDI regarding the amount, terms, and conditions of such loans. In the event that the Board of Directors determines to obtain financing through "private placement" of debt or equity securities, Invemed shall assist in seeking suitable purchasers for such securities, acceptable to the Board of Directors of HDI. In the event that the Board of Directors determines to offer HDI securities publicly, HDI may engage, but shall be under no obligation by virtue of this agreement to engage, Invemed as the manager or a co-manager of an offering of HDI securities. Invemed may elect to participate, but shall be under no obligation by virtue of this agreement to participate, in an offering of HDI securities.

     Invemed shall monitor and evaluate on behalf of HDI the activities of market-makers in publicly-traded securities of HDI and any securities firms engaged by HDI after consultation with Invemed, provided that Invemed shall not be required to monitor or evaluate on behalf of HDI any securities firm acting as manager or co-manager of an underwriting syndicate of which Invemed is a member.

     2. PURCHASE AND SALE OF HDI SECURITIES. HDI recognizes and acknowledges that Invemed is, among other things, engaged in the business of acting as a broker and dealer in securities, and that in such capacity Invemed buys and sells securities for the account of its customers. HDI requires and agrees that Invemed may in the ordinary course of business buy or sell Common Stock of HDI for the accounts of its customers, but Invemed is under no obligation to do so.

     3. COMPENSATION. In compensation for rendering to HDI the services enumerated above, Invemed shall be paid a fee of $100,000 per HDI's fiscal year, payable quarterly, commencing on the effective date hereunder below provided.

     4. EXPENSES. All expenses incurred by Invemed in the course of its performance of its duties and obligation under this agreement shall be borne by Invemed. In the course of rendering its service hereunder, Invemed shall, at its sole expense, employ, retain or otherwise avail itself of such services or facilities of other persons or organizations, for the purpose of providing Invemed or HDI with such advice or assistance as is necessary, appropriate or convenient for the discharge of its duties hereunder, or as shall reasonably be requested by HDI.

     5. TERM. Unless sooner terminated, this agreement shall continue in effect for one (1) year from its effective date and shall continue in effect for successive one (1) year periods until termination as provided in Paragraph 6.

     6. TERMINATION. This agreement may be terminated at any time without penalty by either party, upon sixty (60) days written notice to the other party hereto.

     7. ASSIGNMENT. This agreement and the rights, duties and obligations hereunder, may not be assigned by either party hereto without the express prior written consent of the other party hereto.

     8. GOVERNING LAW. This agreement shall be governed by the laws of the State of Georgia.



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     9. NOTICES. Any notice called for by this agreement shall be deemed effective if sent by United States mail, postage prepaid, to the appropriate party at the address indicated below, or such other addresses as the parties shall have advised each other in writing.

     (a)    If to HDI:
            The Home Depot, Inc.
            6300 Powers Ferry Road, N.W.
            Atlanta, Georgia  30339
            Attention:  Bernard Marcus
                        Chairman of the Board

     (b)    If to Invemed:
            Invemed Associated, Inc.
            375 Park Avenue
            New York, New York  10022
            Attention:  Kenneth G. Langone

If the contract set forth herein is acceptable to you, please so indicate by executing the enclosed copy of this letter and returning the same to the undersigned, whereupon this letter shall constitute a binding contract between the parties hereto. This contract shall become effective February 4, 1985.

ATTEST:  /s/ L. A. Smith                           THE HOME DEPOT, INC.
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                                                        /s/ Bernard Marcus
                                                   BY:  Bernard Marcus
                                                        Chairman of the Board


ACCEPTED:

INVEMED ASSOCIATES, INCORPORATED

/s/ Ken Langone,  Invemed Associates, Inc.
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ATTEST:
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